AGREEMENT

THIS AGREEMENT (this “Agreement”), dated as of March 30, 2006 (the “Effective Date”), is by and between Ener1 Group, Inc. (“Group”) and Ener1, Inc. (“Ener1”).

WHEREAS, in connection with certain financing and the merger of a subsidiary of Ener1 with and into Ener1 Battery Company (“Ener1 Battery”), pursuant to which Ener1 obtained 100% of Ener1 Battery’s common stock, Group received from Ener1 on September 6, 2002 two warrants to purchase Ener1 common stock: (1) an immediately exercisable, ten-year warrant to purchase 20,597,015 shares of Ener1 common stock for an exercise price of $.08 per share (the “Investment Warrant”), and (2) an immediately exercisable, ten-year warrant to purchase 48,402,985 shares of Ener1 common stock for an exercise price of $.08 per share (the “Merger Warrant” and together the “Battery Warrants”); and

WHEREAS, on January 27, 2006 Group exercised a portion of the Investment Warrant to purchase 2,635,000 shares of Ener1 common stock for an aggregate purchase price of $210,000; and

WHEREAS, on February 7, 2006 Group exercised: (1) the remaining portion of the Investment Warrant to purchase 17,972,015 shares of Ener1 common stock for an aggregate purchase price of $1,437,761.20, and (2) a portion of the Merger warrant to purchase 13,902,985 shares of Ener1 common stock for an aggregate purchase price of $1,112,238.80; and

WHEREAS, the unexercised balance of the Battery Warrants consists of a warrant to purchase 34,500,000 shares of Ener1 common stock for an exercise price of $.08 per share under the Merger Warrant, as documented in the replacement warrant for the unexercised portion of the Merger warrant, issued by Ener1 to Group on February 7, 2006 (the “Replacement Merger Warrant”); and

WHEREAS, Group and Ener1 wish to document herein the terms under which Group will exercise, in its entirety, subject to the terms hereof, the Replacement Merger Warrant to purchase 34,500,000 shares of Ener1 common stock.

NOW, THEREFORE, in consideration of the premises and the mutual premises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby confirmed, the Parties agree as follows:

1. Initial Partial Exercise of Replacement Merger Warrant.

(a) Simultaneously with execution and delivery of this Agreement, Group will exercise a portion of the Replacement Merger Warrant to purchase 10,000,000 shares of Ener1 common stock for an exercise price of $.08 per share, or an aggregate purchase price of $800,000, payable by wire transfer to Ener1.

(b) Simultaneously with signature and delivery of this Agreement and the $800,000, Ener1 shall do the following:

(1) Cause Ener1’s transfer agent to issue to Group a certificate for 10,000,000 shares of Ener1 common stock;

(2) Issue to Group a second replacement warrant for the Merger Warrant (the “Second Replacement Merger Warrant”) for 24,500,000 shares of Ener1 common stock at an exercise price of $.08, but otherwise having all the same terms and conditions of the Replacement Merger Warrant;

(3) Transfer Ener1’s entire equity interest in Ener EL Holdings, Inc. (“Ener EL”), consisting of 5,100,000 shares of Ener EL common stock, to Group along with all of the corporate books of Ener EL;

(4) Cancel the letter agreement between Group and Ener1 dated October 15, 2004 regarding Group’s commitment to purchase shares of Ener1 Series B Preferred stock and warrants and release Group from all further obligations thereunder; and

(5) Release Group from all other obligations of Group to Ener1 with respect to services provided on an intercompany basis, subject to Group’s release of Ener1 from all Ener1 obligations to Group for intercompany services to Ener1.

2. Exercise of Second Replacement Merger Warrant.

(a) When Group has obtained funds sufficient, in its sole discretion, to exercise the Second Replacement Merger Warrant in its entirety, it will exercise said warrant to purchase 24,500,000 share of Ener1 common stock at an exercise price of $.08 per share, or an aggregate purchase price of $1,960,000, payable to Ener1 by wire transfer of funds on the date of exercise.

(b) Immediately upon receipt of the $1,960,000, Ener1 shall do the following:

(1) Cause Ener1’s transfer agent to issue to Group a certificate for 24,500,000 shares of Ener1 common stock;

(2) Issue to Group a new immediately exercisable, ten-year warrant to purchase 20,000,000 shares of Ener1 common stock at an exercise price of $0.50 per share, such warrant to contain substantially the same terms and conditions as the Second Replacement Merger Warrant, provided that the new warrant shall contain no terms that would require it to be treated as a “derivative liability” under applicable generally accepted accounting principles and interpretations thereof, including guidance or rulings of the U.S. Securities and Exchange Commission.

3. Representations and Warranties. Each Party represents and warrants to the other that (i) it is a corporation with the requisite capacity, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and (ii) it has obtained Board approval for the transactions described in this Agreement.

4. Miscellaneous Provisions.

(a) This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein. No alternation, amendment or modification of any of the terms of this Agreement shall be valid unless made by an instrument signed in writing by an authorized officer of each party hereto.

(b) This Agreement has been made in and shall be construed and enforced in accordance with the laws of the State of Florida from time to time obtaining.

(c) This Agreement shall be binding upon and inure to the benefit of each party hereto and their respective successors and assigns.

(d) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(e) All notices and other communications hereunder shall be deemed to have been duly given if delivered by hand or mailed certified or registered mail, postage prepaid:

If to Group:

Ener1 Group, Inc.

550 West Cypress Creek Rd., Suite 120

Ft. Lauderdale, FL 33309

Attn: Charles Gassenheimer, CEO

Email: cgassenheimer@ener1group.com

Fax: 212.920.3510

If to Ener1:

Ener1, Inc.

500 West Cypress Creek Rd., Suite 100

Ft. Lauderdale, FL 33309

Attn: Ronald Stewart, Interim CEO

Email: rstewart@ener1.com

Fax: 954.776.3359

(f)	The headings of the paragraph of this Agreement are inserted for convenience only and shall not constitute a part hereof.

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IN WITNESS WHEROF, the parties have by their authorized representatives executed this Agreement effective as of the date first written above.

ENER1, INC.

By:
Name: Ronald Stewart
Title: Interim Chief Executive Officer

ENER1 GROUP, INC.

By:
Name: Curtis Wolfe
Title: Chief Operating Officer and General Counsel